EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Supernus Provides Business Update

Rockville, MD, September 22, 2014 - Supernus Pharmaceuticals, Inc. (NASDAQ:  SUPN) is providing the following business update in light of recent investor filings with the SEC:

•                  The Company reaffirms that it is on track to become cash flow breakeven by year-end, with a year-end cash balance of $75 million - $85 million.

•                  The Company reaffirms that it does not need to raise additional capital to reach profitability. It expects to be profitable starting in 2014 and beyond.

•                  The Company reaffirms that it expects revenues of approximately $105 million in 2014.

The Company is focused on executing its current strategy as outlined below to maximize shareholder value.

Drive growth in its epilepsy portfolio of products, Trokendi XR® and Oxtellar XR®.

The products, successfully launched last year, are in their early stage of growth, with total peak sales potential of $400 million to $500 million. The Company continues to strengthen its intellectual property position on both products with four patents covering Oxtellar XR and three patents covering Trokendi XR with expiry that is no earlier than 2027. Additional patent applications are in process to ensure that the products are covered by the full scope of patent protection to which they are entitled.

Demonstrate significant progress in the development of our pipeline.

This is evident by the recent FDA fast track designation on SPN-810 and the selection of the sustained release formulation on SPN-812.  The Company has also completed significant work on: the development and manufacturing of the active drug substance; development and manufacturing of product formulations, and preclinical testing including two year carcinogenicity and several toxicology studies.

The Company’s pipeline targets markets with significant commercial potential. SPN-810 is expected to be the first product approved for impulsive aggression that is prevalent across many CNS disorders including ADHD, autism, bipolar, and schizophrenia, and for which there are currently no approved products on the market. Similarly, SPN-812 is expected to have a differentiated clinical profile compared to other non-stimulants for the treatment of ADHD. Both products have successfully progressed and have completed multiple trials leading to the planned 2015 start of patient dosing in Phase III for SPN-810 and patient dosing in Phase IIb for SPN-812. The Company is also building a broad portfolio of patents to provide strong intellectual property protection on both products.

Explore a broad range of strategic opportunities.

This includes in-licensing products and entering into co-promotion partnerships which are synergistic with our neurology sales force call point, potential co-development partnerships on our pipeline products, and growth opportunities through value-creating and transformative merger and acquisition transactions.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company markets two products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve and maintain continued profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

or

INVESTOR CONTACT:

COCKRELL GROUP

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com